BlackRock Global Emerging Markets Fund, Inc.

FILE #811-05723

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
8/15/2008	CHINA SOUTH LOCOMOTIVE & ROLLING S	1,600,000,000	2,260,000

China International Capital Corporation Limited, Macquarie Capital Securities Limited, BNP Paribas Capital (Asia Pacific) Limited, ICEA Securities Limited, Guotai Junan Securities (Hong Kong) Limited, DBS Asia Capital Limited, Piper Jaffray Asia Securities Limited, IBK Securities Co., Ltd.